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Exhibit 12.1

Millicom International Cellular S.A.

Statement Regarding Computation of Ratios of Earnings to Fixed Charges

IFRS Ratios—Ratio of Earnings to Fixed Charges

	Six Months Ended June 30, 2003	Year Ended December 31,
		2002	2001	2000	1999	1998
	(unaudited)				(restated)	(restated)
	(in thousands of U.S. dollars, except ratios)
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	230,979	(463,797)	(127,122)	468,491	(5,837)	67,836

Fixed Charges:
Interest expense and amortization of debt discount and premium on all indebtedness	60,747	187,897	216,487	201,746	165,616	149,459
Amortization of deferred costs	5,027	1,938	6,575	5,561	4,878	3,048
Appropriate portion (1/3) of rentals	723	2,140	3,671	5,503	7,065	6,732

Total fixed charges	66,497	191,975	226,733	212,810	177,559	159,239

Amortization of capitalized interests	32	269	770	1,215	1,341	1,392
Interests capitalized	—	—	—	183	140	1,021
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges and amortization of capitalized interests less interests capitalized	297,508	(271,554)	100,381	682,334	172,923	227,446

Ratio of earnings to fixed charges	4.47	(1)	(1)	3.21	(1)	1.43

(1)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represents pre-tax income from continuing operations before minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges, amortization of capitalized interest and distributed income of equity affiliates, less capitalized interest. Fixed charges include interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness) and a reasonable approximation of the interest component of rent expense. Due to the losses in 2002, 2001 and 1999 under IFRS, the ratio of earnings to fixed charges was less than 1:1. Therefore, under IFRS the Company needed to generate additional earnings of $463,529,000, $126,352,000 and $4,636,000 in 2002, 2001 and 1999, respectively, to achieve a ratio of earnings to fixed charges of 1:1.

US GAAP Ratios—Ratio of Earnings to Fixed Charges

	Six Months Ended June 30, 2003	Year Ended December 31,
		2002	2001	2000	1999	1998
	(unaudited)		(restated)	(restated)	(restated)	(restated)
	(in thousands of U.S. dollars, except ratios)
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	103,502	(308,236)	(138,072)	515,754	73,468	34,084

Fixed Charges:
Interest expense and amortization of debt discount and premium on all indebtedness	58,301	175,417	198,485	183,907	134,128	117,665
Amortization of deferred costs	5,027	1,938	6,575	5,561	4,878	3,048
Appropriate portion (1/3) of rentals	537	1,584	2,536	2,369	1,734	1,985
Total fixed charges	63,865	178,939	207,596	191,837	140,740	122,698

Dividend from JV's	5,558	16,857	—	—	—	847
Amortization of capitalized interests	32	269	770	1,215	1,341	1,392
Interests capitalized	—	—	—	183	140	1,021
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges and amortization of capitalized interests less interests capitalized	172,957	(112,170)	70,294	708,623	215,409	158,000

Ratio of earnings to fixed charges	2.71	(1)	(1)	3.69	1.53	1.29

(1)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represents pre-tax income from continuing operations before minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges, amortization of capitalized interest and distributed income of equity affiliates, less capitalized interest. Fixed charges include interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness) and a reasonable approximation of the interest component of rent expense. Due to the losses in 2002 and 2001 under U.S. GAAP, the ratio of earnings to fixed charges was less than 1:1. Therefore, under U.S. GAAP the Company needed to generate additional earnings of $291,109,000 and $137,302,000 in 2002 and 2001, respectively, to achieve a ratio of earnings to fixed charges of 1:1.

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  Exhibit 12.1